UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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NEVRO CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NEVRO CORP.

4040 Campbell Avenue

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 28, 2015

To the Stockholders of Nevro Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nevro Corp., a Delaware corporation (the “Company”), will be held on May 28, 2015, at 9:30 a.m. local time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025 for the following purposes:

1.	To elect three directors to hold office until the 2018 annual meeting of stockholders or until their successors are elected;

2.	To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders who owned common stock of the Company at the close of business on March 30, 2015 (the “Record Date”) can vote at this meeting or any adjournments that take place.

The Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm, as described in Proposal No. 2 of the Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE ENCOURAGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT AND OUR 2014 ANNUAL REPORT ON FORM 10-K, AND SUBMIT YOUR PROXY AS SOON AS POSSIBLE USING ONE OF THE THREE CONVENIENT VOTING METHODS DESCRIBED IN THE “INFORMATION ABOUT THE PROXY PROCESS AND VOTING” IN THE PROXY STATEMENT. IF YOU RECEIVE MORE THAN ONE SET OF PROXY MATERIALS OR NOTICE OF INTERNET AVAILABILITY BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY SHOULD BE SIGNED AND SUBMITTED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By Order of the Board of Directors

/s/ MICHAEL DEMANE
Michael DeMane
Chairman of the Board of Directors and Chief Executive Officer

Menlo Park, California

April 16, 2015

NEVRO CORP.

4040 Campbell Avenue

Menlo Park, California 94025

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS MAY 28, 2015

We have sent you this Proxy Statement and the enclosed Proxy Card because the Board of Directors (the “Board”) of Nevro Corp. (referred to herein as the “Company”, “Nevro”, “we”, “us” or “our”) is soliciting your proxy to vote at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 28, 2015, at 9:30 a.m. local time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025.

•	This Proxy Statement summarizes information about the proposals to be considered at the Annual Meeting and other information you may find useful in determining how to vote.

•	The Proxy Card is the means by which you actually authorize another person to vote your shares in accordance with your instructions.

In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, e-mail and personal interviews. We may retain outside consultants to solicit proxies on our behalf as well. All costs of solicitation of proxies will be borne by us. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our 2015 Annual Meeting materials, which include this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2014 (the “Form 10-K”), over the internet in lieu of mailing printed copies. We will begin mailing the Notice of Internet Availability to our stockholders of record as of March 30, 2015 (the “Record Date”) for the first time on or about April 16, 2015. The Notice of Internet Availability will contain instructions on how to access and review the 2015 Annual Meeting materials, and will also contain instructions on how to request a printed copy of the Annual Meeting materials. In addition, we have provided brokers, dealers, banks, voting trustees and their nominees, at our expense, with additional copies of our proxy materials and the Form 10-K so that our record holders can supply these materials to the beneficial owners of shares of our common stock as of the Record Date. The Form 10-K is also available in the “Financial Information” section of our website at http://investors.nevro.com/.

The only outstanding voting securities of Nevro are shares of common stock, $0.001 par value per share (the “common stock”), of which there were 24,896,511 shares outstanding as of the Record Date (excluding any treasury shares). The holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, are required to hold the Annual Meeting.

INFORMATION ABOUT THE PROXY PROCESS AND VOTING

Why am I receiving these materials?

We have made this Proxy Statement and Proxy Card available to you on the internet or, upon your request, have delivered printed proxy materials to you, because the Board of Directors (the “Board”) of Nevro Corp. is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposal described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the Proxy Card, or follow the instructions below to submit your proxy over the telephone or on the internet.

This Proxy Statement, the Notice of Internet Availability, the Notice of Annual Meeting and accompanying Proxy Card were first made available for access by our stockholders on or about April 16, 2015 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 30, 2015, or the Record Date, will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 24,896,511 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the Proxy Card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid Proxy Card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on two (2) proposals:

•	Proposal 1—the election of three Class I directors to hold office until our 2018 annual meeting of stockholders; and

•	Proposal 2—the ratification of the selection, by the audit committee of our Board, of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

•	For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.

•	For Proposal 2, you may either vote “For” or “Against” or abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the Proxy Card to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying Proxy Card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the Proxy Card, simply complete, sign and date the accompanying Proxy Card and return it promptly in the envelope provided. If you return your signed Proxy Card to us before the Annual Meeting, we will vote your shares in accordance with the Proxy Card.

•	To vote by proxy over the internet, follow the instructions provided on the Notice of Internet Availability.

•	To vote by telephone, you may vote by proxy by calling the toll free number found on the Notice of Internet Availability.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Who counts the votes?

Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes, or Inspector of Election. If you are a stockholder of record, your executed Proxy Card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Broadridge on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and, with respect to Proposal 2, “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “Withheld” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are “broker non-votes?” and “Which ballot measures are considered “routine” or “non-routine”?”

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 2) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 2. The election of directors (Proposal 1) is considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal 1.

How many votes are needed to approve the proposal?

With respect to Proposal 1, the election of directors, the three nominees receiving the highest number of “For” votes will be elected.

With respect to Proposal 2, the affirmative vote of the majority of votes cast (excluding abstentions and broker non-votes) is required for approval. This is a routine proposal and therefore we do not expect any broker non-votes.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What if I return a Proxy Card but do not make specific choices?

If we receive a signed and dated Proxy Card and the Proxy Card does not specify how your shares are to be voted, your shares will be voted “For” the election of each of the three nominees for director, and “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your Proxy Card) will vote your shares in his or her discretion.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 4040 Campbell Avenue, Menlo Park, California 94025 (after August 31, 2015, to our new address at 1800 Bridge Parkway, Redwood City, California 94065).

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 18, 2015, to our Corporate Secretary at 4040 Campbell Avenue, Menlo Park, California 94025 (after August 31, 2015, to our new address at 1800 Bridge Parkway, Redwood City, California 94065); provided that if the date of the annual meeting is more than 30 days from May 28, 2016, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. Pursuant to the bylaws, in order for a stockholder to present a proposal for next year’s annual meeting, other than proposals to be included in the proxy statement as described above, or to nominate a director, you must do so between January 29, 2016 and February 28, 2016; provided that if the date of that annual meeting is more than 30 days before or more than 60 days after May 28, 2016, you must give notice not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 24,896,511 shares outstanding and entitled to vote. Accordingly, 12,448,256 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the Annual Meeting. Abstentions will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Implications of being an “emerging growth company.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Directions to Annual Meeting

Directions to our Annual Meeting, to be held at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025 are available at: http://investors.nevro.com

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors, or our Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a staggered, three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The Board currently consists of seven seated directors, divided into the three following classes:

•	Class I directors: Brad Vale, Ph.D., D.V.M., Michael DeMane and Nathan B. Pliam, M.D., whose current terms will expire at the Annual Meeting;

•	Class II directors: Ali Behbahani, M.D. and Wilfred E. Jaeger, M.D., whose current terms will expire at the annual meeting of stockholders to be held in 2016; and

•	Class III directors: Frank Fischer and Shawn T McCormick, whose current terms will expire at the annual meeting of stockholders to be held in 2017.

At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Mr. DeMane and Drs. Pliam and Vale have been nominated to serve as Class I directors and have each elected to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees (who are currently standing for re-election) and for our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held within the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting
Brad Vale, Ph.D., D.V.M. (2)	62	Director	2015
Michael DeMane	58	Chairman of the Board and Chief Executive Officer	2011
Nathan B. Pliam, M.D. (1)(3)	63	Director	2009
Class II Directors whose terms expire at the 2016 Annual Meeting of Stockholders
Ali Behbahani, M.D. (2)(3)	39	Director	2014
Wilfred E. Jaeger, M.D. (1)(2)	59	Director	2012
Class III Directors whose terms expire at the 2017 Annual Meeting of Stockholders
Frank Fischer (3)	73	Director	2012
Shawn T McCormick (1)	50	Director	2014

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Stockholders

Michael DeMane joined us in March 2011 and serves as our Chairman of the Board and Chief Executive Officer. Mr. DeMane has served on the board of directors of several private companies since 2009, as well as on the board of directors of eResearch Technology, Inc., a public company specializing in clinical services and customizable medical devices, from July 2008 to April 2012. From March 2009 to June 2010, Mr. DeMane served as a Senior Advisor to Thomas, McNerney & Partners, a healthcare venture firm. Mr. DeMane served as the Chief Operating Officer of Medtronic, Inc. from August 2007 to April 2008. Prior to his COO role, Mr. DeMane served at Medtronic Inc. as Senior Vice President from May 2007 to August 2007, Senior Vice President and President: Europe, Canada, Latin America and Emerging Markets from August 2005 to May 2007, Senior Vice President and President: Spinal, ENT and Navigation from February 2002 to August 2005, and President, Spinal from January 2000 to February 2002. Prior to that, he was President at Interbody Technologies, a division of Medtronic Sofamor Danek, Inc., from June 1998 to December 1999. From April 1996 to June 1998, Mr. DeMane served at Smith & Nephew Pty. Ltd. as Managing Director, Australia and New Zealand, after a series of research and development and general management positions with Smith & Nephew Inc. Mr. DeMane earned a B.S. in Chemistry from St. Lawrence University and an M.S. in bioengineering from Clemson University. We believe that Mr. DeMane is qualified to serve on our Board due to his investment experience, strategic leadership track record, service on other boards of directors of companies in the healthcare industry and his service as our chief executive officer.

Nathan B. Pliam, M.D. has served on our Board since October 2009. Dr. Pliam joined Bay City Capital LLC in January 2007 and has served as a Venture Partner since that time. Since December 2011, Dr. Pliam has also been a Venture Partner at Decheng Capital, a Bay City Capital co-sponsored, Shanghai-based venture fund focused on life sciences investments relevant to the Chinese market. He is a co-founder of Ketai Medical

Device Ltd, a China-based orthopedic implant company. Dr. Pliam currently serves on the board of directors of numerous private companies. Dr. Pliam received a B.A. in German literature at the University of California, Berkeley, and the Georg August Universite in Gattingen, Germany, an M.D. from Dartmouth Medical School and a Ph.D. from the University of California, San Francisco. We believe that Dr. Pliam is qualified to serve on our Board due to his investment experience, strategic leadership track record and service on other boards of directors of companies in the healthcare industry.

Brad Vale, Ph.D., D.V.M., has served on our Board since March 2015. Dr. Vale was Head of Johnson & Johnson Development Company, or JJDC, from January 2012 to March 2015. Dr. Vale joined JJDC in March 1992, and in April 2008, was appointed to the position of Vice President, Head of Venture Investments. From September 1989 to March 1992, Dr. Vale supported Johnson & Johnson’s medical device businesses at the Corporate Office of Science and Technology as an Executive Director. From 1982 to 1989, he was at Ethicon, Inc., a Johnson & Johnson subsidiary, working on preclinical studies, new business development, and a coronary artery bypass graft internal venture. Dr. Vale currently serves or has served on the board of directors of several private companies. Dr. Vale holds a Ph.D. from Iowa State University, a D.V.M. from Washington State University and a B.S. in Chemistry and Biology from Beloit College. We believe that Dr. Vale is qualified to serve on our Board due to his investment experience and strategic leadership in the life sciences industry.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH OF THE ABOVE NAMED NOMINEES

Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

Ali Behbahani, M.D. has served on our Board since September 2014. Dr. Behbahani joined New Enterprise Associates, Inc., or NEA, in 2007 and is a Partner on the healthcare team. Prior to joining NEA, Dr. Behbahani worked as a consultant in business development at The Medicines Company, a specialty pharmaceutical company developing acute care cardiovascular products. Dr. Behbahani previously held positions as a venture associate at Morgan Stanley Venture Partners and as a healthcare investment banking analyst at Lehman Brothers. He conducted basic science research in the fields of viral fusion inhibition and structural proteomics at the National Institutes of Health and at Duke University. Dr. Behbahani currently serves on the board of directors of several private companies. Dr. Behbahani holds an M.D. from The University of Pennsylvania School of Medicine, an M.B.A. from The University of Pennsylvania Wharton School and a B.A. in Biomedical Engineering, Electrical Engineering and Chemistry from Duke University. We believe that Dr. Behbahani is qualified to serve on our Board due to his experience in the life science industry and his investment experience.

Wilfred E. Jaeger, M.D. has served on our Board since January 2012. Dr. Jaeger cofounded Three Arch Partners in 1993 and has served as a Partner and Managing Member since that time. Prior to cofounding Three Arch Partners, Dr. Jaeger was a general partner at Schroder Ventures. Dr. Jaeger currently serves on the board of directors of Concert Pharmaceuticals, Inc., a public clinical stage biopharmaceutical company, and Threshold Pharmaceuticals, Inc., a public pharmaceutical company, as well as numerous private companies. Dr. Jaeger received a B.S. in Biology from the University of British Columbia, an M.D. from the University of British Columbia School of Medicine and an M.B.A from the Stanford Graduate School of Business. We believe that Dr. Jaeger is qualified to serve on our Board due to his investment experience, strategic leadership track record and service on other boards of directors of life sciences companies.

Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders

Frank Fischer has served on our Board since October 2012. Mr. Fischer joined NeuroPace, Inc., a privately held developer of treatment devices for neurological disorders, in 2000 and currently serves as its President and Chief Executive Officer. From May 1998 to September 1999, Mr. Fischer was President, Chief Executive Officer

and a director of Heartport, Inc., a formerly publicly traded cardiac surgery company (later acquired by Johnson & Johnson in 2001). From 1987 to 1997, Mr. Fischer served as President and Chief Executive Officer of Ventritex, Inc., a publicly traded designer, developer, manufacturer and marketer of implantable defibrillators and related products for the treatment of ventricular tachycardia and ventricular fibrillation, which was acquired by St. Jude Medical in 1997. Mr. Fischer currently serves on the board of directors of several privately held companies. Mr. Fischer received a B.S. in Mechanical Engineering and an M.S. in Management from Rensselaer Polytechnic Institute. We believe that Mr. Fischer is qualified to serve on our Board due to his operational experience in the life science industry.

Shawn T McCormick has served on our Board since September 2014. Mr. McCormick currently serves as Chief Financial Officer of Tornier N.V., a public medical device company, a position that he has held since September 2012. From April 2011 to February 2012, Mr. McCormick was Chief Operating Officer of Lutonix, Inc., a medical device company acquired by C. R. Bard, Inc. in December 2011. From January 2009 to July 2010, Mr. McCormick served as Senior Vice President and Chief Financial Officer of ev3 Inc., a public endovascular device company acquired by Covidien plc in July 2010. From May 2008 to January 2009, Mr. McCormick served as Vice President, Corporate Development at Medtronic, Inc., a public medical device company, where he was responsible for leading Medtronic’s worldwide business development activities. From 2007 to 2008, Mr. McCormick served as Vice President, Corporate Technology and New Ventures of Medtronic. From 2002 to 2007, Mr. McCormick was Vice President, Finance for Medtronic’s Spinal, Biologics and Navigation business. Prior to that, Mr. McCormick held various other positions with Medtronic, including Corporate Development Director, Principal Corporate Development Associate, Manager, Financial Analysis, Senior Financial Analyst and Senior Auditor. Prior to joining Medtronic, he spent four years with the public accounting firm KPMG Peat Marwick. He has been a director of Entellus Medical, Inc., a public medical device company, since November 2014, and serves as the chairman of the audit committee and as a member of the nominating and corporate governance committee. Mr. McCormick earned his M.B.A. from the University of Minnesota’s Carlson School of Management and his B.S. in Accounting from Arizona State University. He is a Certified Public Accountant. We believe that Mr. McCormick is qualified to serve on our Board due to his financial expertise and operational experience in the medical device industry.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015, and is seeking ratification of such selection by our stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since the year ended December 31, 2006. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred to PricewaterhouseCoopers LLP during the years ended December 31, 2014 and 2013. The audit committee approved all of the fees described below incurred since our initial public offering in November 2014.

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$1,864,965	$228,646
Tax Fees	—	—
Audit-Related Fees	—	—
All Other Fees	—	—

Total Fees	$1,864,965	$228,646

(1)	Audit fees of PricewaterhouseCoopers LLP for 2014 and 2013 were for professional services rendered for the audits of our financial statements, including accounting consultation, reviews of quarterly financial statements and for services associated with our initial public offering, which were completed in November 2014.

Pre-Approval Policies and Procedures

The audit committee or a delegate of the audit committee pre-approves, or provides pursuant to pre-approvals policies and procedures for the pre-approval of, all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and is available at http://investors.nevro.com/.

The audit committee approved all of the audit, audit-related, tax and other services provided by PricewaterhouseCoopers LLP since our initial public offering in November 2014 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, are periodically reviewed and approved by the audit committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Nevro under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at http://investors.nevro.com/. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Nevro’s audited financial statements as of and for the year ended December 31, 2014.

The audit committee has discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61, as amended, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the audit committee discussed with PricewaterhouseCoopers LLP their independence, and received from PricewaterhouseCoopers LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with PricewaterhouseCoopers LLP, with and without management present, the scope and results of PricewaterhouseCoopers LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to our Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC. The audit committee also has engaged PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and is seeking ratification of such selection by the stockholders.

Audit Committee

Shawn T McCormick, Chairman

Nathan B. Pliam, M.D.

Wilfred E. Jaeger, M.D.

CORPORATE GOVERNANCE

Code of Conduct and Ethics

We have adopted a code of conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of conduct and ethics is available on our website at http://investors.nevro.com/. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our web address does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows with respect to Board and committee composition and selection, Board meetings, Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at http://investors.nevro.com/.

Independence of the Board of Directors

Under New York Stock Exchange rules and regulations, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by such board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent New York Stock Exchange listing standards, as in effect from time to time.

Consistent with these considerations, our Board has determined that all of our directors, other than Mr. DeMane, qualify as “independent” directors in accordance with the New York Stock Exchange listing requirements. Mr. DeMane is not considered independent because he is an employee of Nevro. The New York Stock Exchange independence definition includes a series of objective tests, such as that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by New York Stock Exchange rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

As required under New York Stock Exchange rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. All of the committees of our Board are comprised entirely of directors determined by the Board to be independent within the meaning of New York Stock Exchange rules and regulations.

Leadership Structure of the Board

Our bylaws and Corporate Governance Guidelines provide our Board with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of the Company. Mr. DeMane currently serves as the Chief Executive Officer and Chairman of the Board. In his role as

Chairman of the Board, Mr. DeMane sets the strategic priorities for the Board; presides over its meetings and meetings of the stockholders; communicates the Board’ recommendations, decisions and guidance to the other members of senior management; and performs such other duties and exercises such other powers as may from time to time be assigned by the bylaws or the Board.

Mr. Fischer serves as presiding independent director at meetings of the independent members of the Board when they meet in executive session. In his role as presiding independent director, Mr. Fischer presides over the executive sessions of the Board in which Mr. DeMane does not participate and serves as a liaison to Mr. DeMane and management on behalf of the independent members of the Board.

The Board believes this leadership structure strikes an appropriate balance between effective and efficient Company leadership and oversight by non-management directors. In particular, the combination of the Chief Executive Officer and Chairman roles allows consistent communication and coordination throughout the organization and an effective and efficient implementation of corporate strategy, and is important in unifying the Company’s employees behind a single vision. Further, the combination of the Chief Executive Officer and Chairman roles is balanced by the independence of all of the Company’s director nominees except for Mr. DeMane, each of whom has significant experience in leadership roles at public and private companies; and by the three principal committees of the Board of Directors, each of which consists of independent directors.

Our Board has concluded that our current leadership structure is appropriate at this time. However, our Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular Board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and governance committee monitors the effectiveness of our corporate governance guidelines and considers and approves or disapproves any related-person transactions. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	is responsible for reviewing our financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates; and

•	annually reviews the audit committee charter and the committee’s performance.

The current members of our audit committee are Shawn T McCormick, Nathan B. Pliam, M.D. and Wilfred E. Jaeger, M.D. Mr. McCormick serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the New York Stock Exchange. Our Board has determined that Mr. McCormick is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the New York Stock Exchange. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. Our Board has determined that each of Mr. McCormick and Drs. Pliam and Jaeger are independent under the applicable rules of New York Stock Exchange and under the applicable rules of the SEC. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and New York Stock Exchange. A copy of the audit committee charter is available to security holders on the Company’s website at http://investors.nevro.com/.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and recommends to our Board corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and sets the compensation of these officers, other than the Chief Executive Officer, based on such evaluations. Our Board retains the authority to determine and approve, upon the recommendation of the compensation committee, the compensation of the Chief Executive Officer, unless such authority has been delegated to the compensation committee. Our executive officers submit proposals to the compensation committee regarding our executive and director compensation, which the compensation committee may recommend to our Board. The compensation committee also recommends to our Board the issuance of stock options and other awards under our stock plans. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter. The compensation committee is entitled to delegate any or all of its responsibilities to a subcommittee to the extent consistent with our certificate of incorporation, bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended, applicable laws, regulations and NYSE rules. The current members of our compensation committee are Drs. Behbahani, Jaeger and Vale. Dr. Jaeger serves as the chairman of the committee. Each of the members of our compensation committee is independent under the applicable rules and regulations of the New York Stock Exchange and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended.

Our compensation committee has retained Compensia, Inc., or Compensia, a nationally recognized compensation consulting firm, to serve as its independent compensation consultant and to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Compensia reports directly to the compensation committee and does not provide any non-compensation related services to the Company. In compliance with the disclosure requirements of the SEC regarding the independence of compensation consultants, Compensia addressed each of the six independence factors established by the SEC with the compensation committee. Its responses affirmed the independence of Compensia on executive compensation matters. Based on this assessment, the compensation committee determined that the engagement of Compensia does not raise any conflicts of interest or similar concerns. In addition, the compensation committee evaluated the independence of its other outside advisors to the compensation committee, including outside legal counsel, considering the same independence factors and concluded their work for the compensation committee does not raise any conflicts of interest.

The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the compensation committee charter is available to security holders on the Company’s website at http://investors.nevro.com/.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our Board concerning governance matters. The current members of our nominating and corporate governance committee are Drs. Behbahani and Pliam and Mr. Fischer. Mr. Fischer serves as the chairman of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of the New York Stock Exchange relating to nominating and corporate governance committee independence. The nominating and corporate governance committee operates under a written charter. A copy of the nominating and corporate governance committee charter is available to security holders on the Company’s website at http://investors.nevro.com/.

Our nominating and corporate governance committee is responsible for reviewing with the Board, on an annual basis, the appropriate characteristics, skills and experience required for the Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following: diversity of personal and professional background, perspective and experience; personal and professional integrity, ethics and values; experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in the industries in which we compete and with relevant social policy concerns; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of business and career experience relevant to the success of the Company; and practical and mature business judgment. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times, and in the forms, required under our bylaws. As set forth in our bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Exchange Act, information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our bylaws, as amended and restated to date, which is available, without charge, from our Corporate Secretary, at 4040 Campbell Avenue, Menlo Park, California 94025 (after August 31, 2015, to our new address at 1800 Bridge Parkway, Redwood City, California 94065).

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance

Our Board met six times during the last year. The audit committee met once, the compensation committee met once and the nominating and corporate governance committee met once. During 2014, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served. We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, such correspondence should be sent to the attention of the Corporate Secretary, at 4040 Campbell Avenue, Menlo Park, California 94025 (after August 31, 2015, to our new address at 1800 Bridge Parkway, Redwood City, California 94065). The Corporate Secretary will forward the communication to the Board members.

Compensation Committee Interlocks and Insider Participation

During 2014, our compensation committee consisted of Drs. Behbahani, Jaeger and Pliam and Messrs. Fischer and Bisgaard. None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our common stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Participation in the Initial Public Offering

Certain of our existing institutional investors, including investors affiliated with certain of our directors, purchased an aggregate of 365,000 shares of our common stock in our initial public offering at the initial public offering price, for an aggregate purchase price of $6,570,000, and on the same terms as the shares that were sold to the public generally and not pursuant to any pre-existing contractual rights or obligations.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Registration Rights Agreement

We entered into an amended and restated registration rights agreement with certain of our investors, including entities with which certain of our directors are or were affiliated, prior to our initial public offering in November 2014. As of March 30, 2015, the holders of approximately 17.3 million shares of our common stock, including the shares of common stock issuable upon exercise of outstanding options, are entitled to rights with respect to the registration of their shares under the Securities Act.

Stockholders Agreement

We were party to an amended and restated stockholders agreement with certain holders of our common stock and convertible preferred stock until the consummation of our initial public offering in November 2014. The amended and restated stockholders agreement provided for, among other things, voting rights, a pre-emptive right in favor of certain holders of convertible preferred stock with regard to certain issuances of our capital stock, and rights of first refusal and co-sale relating to the shares of our common stock held by the parties thereto. This agreement terminated upon the consummation of our initial public offering.

DeMane Promissory Note

In March 2011, in connection with the hiring of Mr. DeMane as our chief executive officer, Mr. DeMane issued a full recourse promissory note to us for principal in the amount of $600,000. The note was secured by Mr. DeMane’s pledge of the restricted stock issued to him in connection with his hiring and accrued interest at a rate of 0.54% compounded annually. The principal amount of the note and all accrued interest was discharged in full as of the completion of the three-year service period.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated third party and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

DIRECTOR COMPENSATION

In connection with, and effective as of, our initial public offering in 2014, we implemented a compensation policy for our non-employee directors (the “Director Plan”). Pursuant to the Director Plan, each non-employee director receives an annual retainer of $40,000. Non-employee directors who serve on one or more committees are eligible to receive the following annual committee fees:

Committee	Chair	Other Member
Audit committee	$20,000	$10,000
Compensation committee	15,000	8,000
Nominating and corporate governance committee	10,000	5,000

Under the Director Plan, each non-employee director who is initially elected or appointed to our Board will receive an option for that number of shares of our common stock necessary for the award to have an aggregate grant date fair value of $150,000 upon the director’s initial appointment or election to our Board, referred to as the Initial Grant. In addition, each non-employee director who is serving on our Board immediately following an annual stockholder’s meeting will receive an annual option to purchase that number of shares of our common stock necessary for the award to have an aggregate grant date fair value of $90,000 on the date of such annual stockholder’s meeting, referred to as the Annual Grant. The Initial Grant will vest as to 1/3rd of the shares subject to the Initial Grant each year following the applicable grant date, subject to continued service through each applicable vesting date. The Annual Grant will vest as to 1/12th of the shares subject to the Annual Grant each month following the applicable grant date, which vesting will accelerate in full on the date of the next annual stockholder’s meeting to the extent unvested as of such date, subject to continued service through each applicable vesting date. All equity awards, including any Initial Grants and Annual Grants, held by our non-employee directors will vest in full immediately prior to the occurrence of a change in control.

Upon the pricing of the Company’s initial public offering in November 2014, Mr. McCormick received an option under the 2014 Equity Incentive Award Plan to purchase 14,129 shares of common stock with an exercise price per share equal to the initial public offering price, which option vests as to 1/3rd of the shares subject thereto each year following the date of the pricing of the initial public offering, subject to continued service through each applicable vesting date. The award to Mr. McCormick upon pricing of the initial public offering was in lieu of an Initial Grant described above and the initial public offering awards to the other directors described below. In addition, upon the pricing of the initial public offering, Mr. Fischer and Drs. Behbahani, Jaeger and Pliam each received an option under the 2014 Equity Incentive Award Plan to purchase 8,477 shares of common stock with an exercise price per share equal to the initial public offering price, which option vests as to 1/12th of the shares subject thereto each month following the date of the pricing of the initial public offering, provided, that the vesting will accelerate in full on the date of the Annual Meeting, in each case, subject to continued service through each applicable vesting date. The awards to Mr. Fischer and Drs. Behbahani, Jaeger and Pliam upon the pricing of the initial public offering were in lieu of an Initial Grant described above. Mr. Bisgaard waived his right to receive any compensation for serving as a director.

The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Total
Ali Behbahani, M.D	$8,132	$77,451	$85,583
Peter T. Bisgaard (3)	—	—	—
Frank Fischer	7,671	77,451	85,122
Wilfred E. Jaeger, M.D.	9,973	77,451	87,424
Shawn T McCormick	9,205	147,241	156,446
Nathan B. Pliam, M.D.	8,438	77,451	85,889
Michael Chuisano (4)	—	—	—
John M. Nehra (5)	—	—	—

(1)	The amounts reported in this column represent the aggregate dollar amount of all fees earned or paid in cash to each non-employee director in fiscal 2014 for their service as a director, including any annual retainer fees, committee and/or chairmanship fees.
(2)	The amounts reported in this column represent the grant date fair value calculated in accordance with the provisions of ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting provisions. The valuation assumptions used in determining such amounts are described in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

As of December 31, 2014, each of our non-employee directors during 2014 held the following outstanding options:

Name	Shares Subject to Outstanding Options
Ali Behbahani, M.D	8,477
Peter T. Bisgaard	—
Frank Fischer	8,477
Wilfred E. Jaeger, M.D.	8,477
Shawn T McCormick	14,129
Nathan B. Pliam, M.D.	8,477
Michael Chuisano	—
John Nehra	—

(3)	Mr. Bisgaard resigned from the Board effective March 1, 2015. Mr. Bisgaard waived his right to receive any compensation, whether in cash or equity, as a non-employee director.
(4)	Mr. Chuisano resigned from the Board in 2014.
(5)	Mr. Nehra resigned from the Board in 2014.

EXECUTIVE OFFICERS

The following is biographical information for our executive officers and significant employees.

Name	Age	Position(s)
Executive Officers
Michael DeMane	58	Chairman of the Board and Chief Executive Officer
Rami Elghandour	36	President
Andrew H. Galligan.	58	Vice President of Finance, Chief Financial Officer
Doug Alleavitch	54	Vice President, Quality and Operations
Michael Enxing	48	Vice President of Sales and Marketing
Andre Walker	51	Senior Vice President, Research & Development
Significant Employees
David Caraway, M.D., Ph.D.	58	Chief Medical Officer
Bradford E. Gliner	50	Vice President, Clinical & Regulatory
Tamara F. Rook	43	Vice President, Health Economics & Reimbursement
Michael W. Hall	67	General Counsel

Executive Officers

Rami Elghandour joined us in October 2012, has served as our Chief Business Officer and currently serves as our President. From September 2008 to October 2012, Mr. Elghandour managed investments for Johnson & Johnson Development Corporation, or JJDC, where he led several investments and served on the board of directors of a number of private companies, including our Board. Additionally, he led strategic initiatives in the development and management of JJDC’s portfolio. From 2001 to 2006, Mr. Elghandour worked for Advanced Neuromodulation Systems, Inc. (acquired by St. Jude Medical, Inc.), a medical device company, where he led firmware design and development on several implantable neurostimulators. Mr. Elghandour received an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. in Electrical and Computer Engineering from Rutgers University School of Engineering.

Andrew H. Galligan has served as our Vice President of Finance and Chief Financial Officer since May 2010. From February 2009 to July 2010, Mr. Galligan served as Vice President of Finance and Chief Financial Officer at OOMA, a consumer electronics manufacturer and VOIP service provider. From 2007 to 2008, Mr. Galligan served as Vice President of Finance and CFO of Reliant Technologies, Inc. (later acquired by Solta Medical, Inc.), a medical device company. Mr. Galligan has also held the top financial executive position at several other medical device companies and began his career in various financial positions at KPMG and Raychem Corp. Mr. Galligan served on the board of directors of DiaDexus, Inc., a public medical diagnostics company, until January 2015. Mr. Galligan received a degree in Business Studies from Trinity College in Dublin, Ireland and is also a Fellow of the Institute of Chartered Accountants in Ireland.

Doug Alleavitch has served as our VP, Quality and Operations since April 2015. From October 2009 to April 2015, Mr. Alleavitch served as Vice President, Operations and Quality Assurance at AEGEA Medical, Inc., a medical device company, where he oversaw the manufacture of and quality assurance procedures for AEGEA Medical. From August 2007 to September 2009, Mr. Alleavitch served first as Senior Director, Manufacturing and later as Vice President, Operations at AngioScore, Inc., a medical device company, where he oversaw AngioScore’s production, supply chain management and manufacturing engineering. From February 2002 to July 2007, Mr. Alleavitch served first as Director, Quality Assurance and later as Director, Operations at Boston Scientific, a medical device company. Mr. Alleavitch received a B.S. in Chemical Engineering from Cornell University, an M.S. in Industrial Engineering and an M.B.A. from the University of Illinois and an M.S. in Chemical Engineering from the Illinois Institute of Technology.

Michael Enxing has served as our Vice President of Sales and Marketing since December 2012. From 2009 to December 2012, Mr. Enxing served as Vice President of Vertos Medical Inc., a medical device company.

From 1990 to 2009, Mr. Enxing held various executive positions at Cardiovascular Systems, Inc. (f/k/a Cardio Vascular Solutions (CSI)), a medical device company, Advanced Neuromodulation Systems, Inc. (acquired by St. Jude Medical, Inc.), a medical device company, Stryker Corporation, a medical technology company, and Tecnol Medical Products, Inc. (acquired by Kimberly Clark), a medical device company. Mr. Enxing is a graduate of Iowa State University with a B.S. in Communications and focus in business administration.

Andre Walker has served as our Senior Vice President, Research & Development since February 2007. From 1999 to 2007, Mr. Walker was Vice President of R&D at St. Jude Medical, Inc., responsible for the development of its implantable Defibrillators and Pacemaker products. Mr. Walker has also held leadership positions at Siemens Pacesetter, Inc., a medical device company, and Zilog, Inc., a consumer semiconductor manufacturer. Mr. Walker holds an M.S. in Electrical Engineering from the University of Hasselt in Hasselt, Belgium.

See above under “Proposal No. 1 Election of Directors” for biographical information for Michael DeMane.

Significant Employees

David Caraway, M.D., Ph.D. has served as our Chief Medical Officer since April 2014. Before joining Nevro, from 2001 to May 2014, Dr. Caraway was the CEO of The Center for Pain Relief, Tri-State, L.L.C., in partnership with St. Mary’s Regional Medical Center in Huntington, West Virginia. Dr. Caraway has maintained an active medical practice for over 20 years and has held leadership positions in the North American Neuromodulation and the American Society of Interventional Pain Physicians. As a nationally recognized expert in the treatment of chronic pain, he has lectured regionally, nationally and internationally in the field of Interventional Pain Medicine and authored numerous publications in this field. Dr. Caraway received a B.S. in chemical engineering from the University of Virginia School of Engineering, an M.D. from the University of Virginia School of Medicine and a Ph.D. in biophysics from the University of Virginia Graduate School of Arts and Sciences. He also received post-graduate training in anesthesiology and pain management from the University of Virginia. Dr. Caraway is board certified by the American Board of Anesthesiology.

Bradford E. Gliner has served as our Vice President of Clinical and Regulatory Affairs since May 2011. From 2008 to May 2011, Mr. Gliner was President and CEO at MitoGuard Neuroscience, Inc., a photobiomodulation medical device company. From 1999 to 2008, Mr. Gliner was Vice President of Research at Northstar Neuroscience, Inc., a medical device company, where he led research on numerous neuromodulation applications. From 1992 to 1999, Mr. Gliner was also a co-founder of Heartstream, Inc. (acquired by Koninklijke Philips Electronics NV), a medical device company that manufactures and markets automatic external defibrillators. Mr. Gliner received a B.S. in Electrical Engineering from the University of Illinois and an M.S. in Biomedical Engineering from Johns Hopkins University in Maryland.

Tamara F. Rook has served as our Vice President, Health Economics & Reimbursement since September 2013. From June 2012 to August 2013, Ms. Rook was the Vice President of Reimbursement at Vertos Medical Inc., a medical device company, where she focused on gaining market access for an emerging therapy. From 2006 to June 2012, Ms. Rook worked in the neuromodulation space with Medtronic, Inc. and from 2004 to 2006 she worked at Cyberonics, Inc. where she was focused on managing patient access and initiating coverage for new indications. Ms. Rook received an M.B.A. from the University of Houston and a B.A. in Public Administration from Texas State University.

Michael W. Hall has served as our General Counsel since January 2015. He was a partner at Latham & Watkins from February 1999 to December 2014. Mr. Hall practiced for a number of years at Wilson, Sonsini, Goodrich & Rosati and was a co-founder of Venture Law Group prior to joining Latham & Watkins. His practice was focused on representation of life science companies primarily in the medical device industry. He also represented underwriters and venture capital firms in both public and private financing transactions. He is a member of the board of San Francisco RBI, a non-profit focused on sports and literacy for underprivileged children in San Francisco. Mr. Hall received a B.A. from California State University, Sonoma and a J.D. from the University of California at Berkeley School of Law (Boalt Hall).

EXECUTIVE COMPENSATION

The following is a discussion and analysis of compensation arrangements of our named executive officers, or NEOs. This discussion contains forward looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our compensation committee, who is appointed by our Board, is responsible for establishing, implementing and monitoring our compensation philosophy and objectives. We seek to ensure that the total compensation paid to our executive officers is reasonable and competitive. Compensation of our executives is structured around the achievement of individual performance and near-term corporate targets as well as long-term business objectives.

Our NEOs for fiscal year 2014 were as follows:

•	Michael DeMane, Chief Executive Officer;

•	Rami Elghandour, President; and

•	Andrew H. Galligan, Vice President of Finance and Chief Financial Officer.

2014 Summary Compensation Table

The following table sets forth total compensation earned by our NEOs for the fiscal years ending on December 31, 2014 and December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Michael DeMane, Chief Executive Officer	2014	$500,000	$50,000	$1,474,521	$250,000	$101,898	$2,376,419
	2013	500,000	—	446,852	250,000	253,333	1,450,185
Rami Elghandour, President	2014	278,336	13,917	589,809	55,667	73,362	1,011,091
	2013	252,218	—	181,223	50,444	15,415	499,300
Andrew H. Galligan, VP of Finance & Chief Financial Officer	2014	288,730	28,873	589,809	57,746	—	965,158
	2013	266,250	—	100,413	53,250	—	419,913

(1)	The amounts reported in the Bonus column represent discretionary special cash incentive awards granted to each of our NEOs in connection with outstanding contributions to us during fiscal year 2014, including their assistance with our initial public offering. For fiscal year 2014, these amounts were paid to the NEOs in January 2015. Please see the descriptions of these discretionary cash awards in “Narrative to 2014 Summary Compensation Table and Outstanding Equity Awards at 2014 Fiscal Year End—Terms and Conditions of Annual Bonuses” below.
(2)	For the option awards column, amounts shown represents the grant date fair value of options granted as calculated in accordance with ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting provisions. See Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for the assumptions used in calculating this amount.
(3)	The amounts reported in the Non-Equity Incentive Plan Compensation column represent the annual cash performance-based bonuses earned by our NEOs pursuant to the achievement of certain company performance objectives. For fiscal year 2014, these amounts were paid to the NEOs in January 2015. Please see the descriptions of the annual performance bonuses paid to our NEOs in “Narrative to 2014 Summary Compensation Table and Outstanding Equity Awards at 2014 Fiscal Year End—Terms and Conditions of Annual Bonuses” below.

(4)	The amounts reported in the All Other Compensation column (i) represents for Mr. DeMane (a) monthly lease payments paid directly by the Company for Mr. DeMane’s residence in Palo Alto, California of $4,285, pursuant to terms and conditions of the DeMane Agreement (as defined below), whereby the Company reimburses or directly pays the costs incurred by Mr. DeMane for commuting from Minneapolis, Minnesota to the Company’s offices in Menlo Park, California plus (b) $50,478, which represents the loan forgiveness by the Company of the remaining amount under the promissory note Mr. DeMane executed to purchase shares of restricted stock pursuant to the terms of the DeMane Agreement and (ii) represents for Mr. Elghandour supplemental insurance benefits. For more information, please see the description of the DeMane Agreement in “Narrative to 2014 Summary Compensation Table and Outstanding Equity Awards at 2014 Fiscal Year End—Terms and Conditions of Employment Agreement with Michael DeMane” below.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2014.

			Option Awards
Name	Vesting Commencement Date(1)		Number of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael DeMane	5/15/2013		27,187	131,406	3.60	5/14/2023
	11/5/2014		2,943	138,342	18.00	11/4/2024
Rami Elghandour	12/18/2012	(2)	68,937	68,938	3.60	12/17/2022
	5/15/2013		34,915	53,292	3.60	5/14/2023
	11/5/2014		1,177	55,337	18.00	11/4/2024
Andrew H. Galligan	5/18/2010	(2)	87,850	—	1.44	5/17/2020
	9/29/2011	(2)	51,844	11,965	3.60	9/28/2021
	5/15/2013		19,345	29,529	3.60	5/14/2023
	11/5/2014		1,177	55,337	18.00	11/4/2024

(1)	Except as otherwise noted, options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date, such that all awards will be vested on the four year anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through such vesting date.

(2)	The option vests as to 1/4th of the shares on the one year anniversary of the vesting commencement date and vests as to 1/48th of the shares on each monthly anniversary thereafter, such that all awards will be vested on the four year anniversary of the vesting commencement date, subject to the holder continuing to provide services to the Company through such vesting date.

Narrative to 2014 Summary Compensation Table and Outstanding Equity Awards at 2014 Fiscal Year End

Terms and Conditions of Employment Agreement with Mr. DeMane

On March 9, 2011, we entered into an employment agreement with Mr. DeMane (the “Prior Agreement”) to serve as our President and Chief Executive Officer and a member of our Board, providing for base salary, target annual bonus opportunity, and standard employee benefit plan participation. In October 2014, we entered into an amended and restated employment agreement (the “DeMane Agreement”), which superseded and replaced the Prior Agreement in its entirety. Under the DeMane Agreement, the Board or the compensation committee will review Mr. DeMane’s base salary on a periodic basis as it deems appropriate, except that neither the Board nor the compensation committee can reduce his base salary. Mr. DeMane’s base salary currently is $500,000 and he had an annual bonus target of 50% of base salary for 2014 that is earned based on the achievement of certain milestones established by our Board. The annual bonus target for Mr. DeMane was increased to 75% of base salary, effective January 1, 2015. Please see the section below entitled “Terms and Conditions of Annual Bonuses” for a further description of our 2014 annual bonus awarded to Mr. DeMane. In addition, the Company reimburses or directly pays for the costs incurred by Mr. DeMane for commuting from Minneapolis, Minnesota to our offices in Menlo Park, California. For 2014, we directly paid $51,420 in the aggregate for Mr. DeMane’s apartment in Palo Alto, California. We also agreed to maintain directors and officers liability insurance providing a level of protection of no less than $5 million for as long as Mr. DeMane serves as a director and/or officer of Nevro. Under the DeMane Agreement, Mr. DeMane’s employment is terminable at-will and was subject to execution of our standard confidential information and invention assignment agreement and certain non-competition covenants during Mr. DeMane’s employment with Nevro.

Under the DeMane Agreement, in the event Mr. DeMane’s employment is terminated by us other than for “cause” (as defined below) or as a result of Mr. DeMane resigning for “good reason” (as defined below), then Mr. DeMane will receive (i) a severance payment equal to 12 months of Mr. DeMane’s base salary, payable in a cash lump sum, and (ii) payment or reimbursement by us of COBRA premiums for up to 12 months. In the event Mr. DeMane’s employment is terminated within the period commencing three months prior to and ending 12 months following a change of control, by us other than for cause or as a result of Mr. DeMane resigning for good reason, then in lieu of the foregoing severance benefits, Mr. DeMane will receive (i) a severance payment equal to the sum of (a) two times Mr. DeMane’s annual base salary and (b) two times Mr. DeMane’s annual target bonus, payable in cash lump sum, (ii) payment or reimbursement by us of COBRA premiums for up to 24 months, and (iii) 100% of Mr. DeMane’s then-unvested options and other equity awards will immediately vest and, if applicable, become exercisable. Mr. DeMane’s severance benefits are contingent on Mr. DeMane providing a general release of claims against us.

For purposes of the DeMane Agreement, “cause” means (i) theft or falsification of any employment or company records committed by Mr. DeMane that is not trivial in nature; (ii) malicious or willful, reckless disclosure by Mr. DeMane of the Company’s confidential or proprietary information; (iii) commission by Mr. DeMane of any immoral or illegal act or any gross or willful misconduct, where a majority of the non-employee members of our Board reasonably determines that such act or misconduct has (A) seriously undermined the ability of our Board to entrust him with important matters or otherwise work effectively with him, (B) contributed to our loss of significant revenues or business opportunities, or (C) significantly and detrimentally affected our business or; and/or (iv) the willful failure or refusal by Mr. DeMane to follow the reasonable and lawful directives of our Board, provided such failure or refusal continues after Mr. DeMane’s receipt of reasonable notice in writing of such failure or refusal and an opportunity of not less than 30 days to correct the problem.

For purposes of the DeMane Agreement, a resignation for “good reason” means Mr. DeMane’s resignation from employment with us that occurs after: (i) a reduction in Mr. DeMane’s authority, duties and responsibilities as our Chief Executive Officer, including a material reduction of authority, duties and responsibilities which results from Mr. DeMane no longer serving as an officer; (ii) a material reduction by us in Mr. DeMane’s base salary; (iii) the forced relocation of the principal place of business at which Mr. DeMane performs services for us that increases his one way commute by 35 miles or more; or (iv) the failure of any entity that acquires all or substantially all of our assets in a change in control to assume our obligations under the DeMane Agreement. In order to resign for good reason, Mr. DeMane must provide us with written notice of the event giving rise to good reason within 60 days after its initial occurrence and such event must remain uncured 30 days after Mr. DeMane provides us written notice.

For purposes of the DeMane Agreement, “change in control” generally means (i) the transfer or exchange in a single transaction or series of related transactions by our stockholders of more than 50% of our voting stock to a person or group, (ii) a change in the composition of our Board over a two-year period such that the members of our Board who were approved by at least two-thirds of the directors who were directors at the beginning of the two year period or whose election or nomination was so approved cease to constitute a majority of our Board, and (iii) a merger, consolidation, reorganization or business combination in which we are involved, directly or indirectly, other than a merger, consolidation, reorganization or business combination, sale or disposition of all or substantially all of our assets, or acquisition of assets or stock of another entity, in each case, other than a transaction that results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person or group beneficially owns 50% or more of the outstanding voting securities of the surviving entity immediately after the transaction.

In addition, under the DeMane Agreement, Mr. DeMane was also eligible for an option award upon the pricing of the initial public offering. Please see the section below entitled “Terms and Conditions of Equity Award Grants” for more details on this option award. The DeMane Agreement also provided for the forgiveness of the principal amount plus interest of the promissory note for principal in the amount of $600,000 that Mr. DeMane executed to purchase shares of restricted stock. The principal amount of the note along with accrued interest was discharged on a quarterly basis in arrears on a pro rata basis over a period of 3 years conditioned upon Mr. DeMane continuing to provide services to the Company through March 9, 2014.

Terms and Conditions of Offer Letters for Messrs. Elghandour and Galligan

We have entered into standard offer letters with each of Messrs. Elghandour and Galligan that provided for employment at-will and annual base salary, annual target bonus, an initial option award and certain other benefits. All other obligations under the offer letters have been satisfied. Our Board or the compensation committee reviews each NEO’s base salary and target bonus opportunity from time to time to ensure compensation adequately reflects the NEO’s qualifications, experience, role and responsibilities. Mr. Galligan’s and Mr. Elghandour’s current base salary is $331,000. In addition, for 2014, Messrs. Elghandour and Galligan each had an annual bonus target of 20% of base salary awarded based on the achievement of certain milestones established by our Board. The annual bonus target for each of Mr. Galligan and Mr. Elghandour was increased to 50% of base salary, effective January 1, 2015. Please see the section below entitled “Terms and Conditions of Annual Bonuses” for a further description of our 2014 annual bonuses awarded to Messrs. Elghandour and Galligan.

In connection with the initial public offering, we entered into change in control severance agreements with each of Messrs. Elghandour and Galligan. Pursuant to the terms of the change in control severance agreements, in the event the executive’s employment is terminated by us other than for “cause” or the executive experiences a “constructive termination” (each as defined below), then the executive will receive as severance six months of base salary in a single cash lump sum payment and six months of COBRA reimbursement; provided, that if the termination or resignation occurs within the period commencing three months prior to a “change in control” (which has the same meaning as defined above for the DeMane Agreement) and ending 12 months after a change in control, the severance will consist of 12 months of base salary paid in a single cash lump sum, 100% of the executive’s target bonus paid in a single cash lump sum, 12 months of COBRA reimbursement and full vesting acceleration for each stock option and other equity award held by the executive. The executive must timely deliver an effective release of claims to us in order to be eligible for the foregoing severance benefits.

For purposes of Messrs. Elghandour’s and Galligan’s change in control and severance agreements, “cause” means (i) Messrs. Elghandour’s or Galligan’s gross negligence or willful misconduct in the performance of the duties and services required pursuant to the change in control and severance agreement or Mr. Elghandour’s or Galligan’s employment or offer letter agreement with us; (ii) Mr. Elghandour’s or Galligan’s conviction of a felony or crime involving moral turpitude; (iii) Mr. Elghandour’s or Galligan’s willful refusal to perform the duties and responsibilities required of him under the change in control and severance agreement or his employment agreement which remains uncorrected for 30 days following written notice to Mr. Elghandour or Galligan by us of such breach; (iv) Mr. Elghandour’s or Galligan’s material breach of any material provision of the change in control and severance agreement, the employment agreement, his confidential information agreement or corporate code or policy which remains uncorrected for 30 days following written notice to Mr. Elghandour or Galligan by us of such breach; or (v) Mr. Elghandour or Galligan violates the Foreign Corrupt Practices Act or other applicable United States law. “Constructive termination” means Mr. Elghandour’s or Galligan’s resignation from employment that is effective within 120 days after the occurrence, without his written consent, of any of the following: (i) a material diminution in Mr. Elghandour’s or Galligan’s base compensation that is not proportionately applicable to other of our officers and key employees generally; (ii) a material diminution in Mr. Elghandour’s or Galligan’s job responsibilities or duties inconsistent in any material respect with his position, authority or responsibilities in effect immediately prior to such change, provided, that any change made solely as the result of our company becoming a subsidiary or business unit of a larger company in a change in control shall not provide for his constructive termination; or (iii) the failure by any successor entity or corporation following a change in control to assume the obligations under the change in control and severance agreement. A resignation will not constitute a “constructive termination” unless the condition giving rise to such resignation continues uncured by us more than 30 days following Mr. Elghandour’s or Galligan’s written notice of such condition provided within 90 days of the first occurrence of such condition and such resignation is effective within 30 days following the end of such notice period.

Terms and Conditions of Annual Bonuses

For 2014, all of our NEOs were eligible for performance-based cash incentives pursuant to the achievement of certain performance objectives. The performance goals for these annual performance cash incentives are reviewed and approved annually by our Board. When determining the 2014 performance bonus program for our NEOs, in January 2014, the Board set certain performance goals, using a mixture of revenue, clinical, financing, operating and strategic performance objectives after receiving input from our Chief Executive Officer. There is no specific weighing for each performance goal when determining the overall bonus amount, and instead the Board evaluates the overall achievement of all performance goals based on the importance to the success of the Company. For each of these performance goals under the annual cash incentive program, the Board sets general performance goal, but there is no minimum or maximum achievement for each performance target, instead the Board weighs the achievement, partial achievement or non-achievement for each performance target when deciding the overall achievement level. These performance goals are not expected to be attained based on average or below average performance. The Board intended for the revenue, clinical, financing, operating and strategic targets to require significant effort on the part of our NEOs and, therefore, set these targets at levels they believed would be difficult to achieve, such that average or below average performance would not satisfy these targets.

Each NEOs’ target bonus opportunity is expressed as a percentage of base salary which can be achieved by meeting corporate goals. For each of our NEOs, their target bonus opportunity is originally set in their offer letters with the Company as described above. Our Board reviews these target percentages to ensure they are adequate, while reviewing these target percentages the Board does not follow a formula but rather used the factors as general background information prior to determining the target bonus opportunity rates for our participating NEOs. The Board set these rates based on each participating executive’s experience in his role with the company and the level of responsibility held by each executive, which the Board believes directly correlates to his ability to influence corporate results. In fiscal year 2014, the Board used a guideline target bonus opportunity of 50% for Mr. DeMane and 20% for Messrs. Elghandour and Galligan.

Corporate goals and performance targets are reviewed and approved by the compensation committee which gives its recommendations to the Board prior to any allocation of the bonus. In January 2015, the compensation committee reviewed our 2014 company-wide performance with respect to determining bonuses to executive officers and the Board determined, after reviewing the recommendations from the compensation committee, a company-wide target achievement of 100% based on achievement of all the performance goals either at or above established targets. Following its review and determinations, the Board approved, based on recommendations from the compensation committee, cash bonuses to the NEOs at 100% of their target bonus opportunity. The NEOs’ 2014 performance bonuses are set forth in the column entitled “Non-Equity Incentive Plan Compensation” in the “2014 Summary Compensation Table” above.

Following the determination that the company has exceeded most of it corporate performance targets, Mr. DeMane recommended to the compensation committee for board approval an additional discretionary cash bonus for each of Messrs. Galligan and Elghandour equal to 10% and 5%, respectively, of base salary in order to reward their outstanding individual performance, including their assistance with our initial public offering, and to incentivize their continued dedication to the company. Our compensation committee then recommended to the Board an additional discretionary cash bonus for Mr. DeMane equal to 10% of base salary in order to reward his continued dedication to the company and outstanding individual performance, including his leading the company through our initial public offering. Following its review of Mr. DeMane’s and the compensation committee’s recommendations, the Board approved discretionary cash bonuses to each of the NEOs equal to 10% of their respective base salary for Messrs. DeMane and Galligan and 5% of his base salary for Mr. Elghandour. The NEOs’ 2014 individual discretionary bonuses are set forth in the column entitled “Bonus” in the “2014 Summary Compensation Table” above.

Terms and Conditions of Equity Award Grants

All of our NEOs received options to purchase our common stock in 2014. The table above entitled “Outstanding Equity Awards at 2014 Fiscal Year-End” describes the material terms of other option awards made in past fiscal years to our NEOs. In November 2014, in connection with the pricing of our initial public offering, Messrs. DeMane, Elghandour and Galligan were each granted an option to purchase 141,285, 56,514 and 56,514 shares of our common stock, respectively, for an exercise price equal to the initial public offering price of $18.00 per share. Each option vests as to 1/48th of the shares on each monthly anniversary of the pricing of the initial public offering, subject to continued service through each applicable vesting date.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2014, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)(3)	2,973,732	$5.7712	1,892,082
Equity Compensation Plans Not Approved by Stockholders(4)	24,570	$2.1222	—

Total	2,998,302		1,892,082

(1)	Includes the 2014 Equity Incentive Award Plan, the 2007 Stock Incentive Plan and the 2014 Employee Stock Purchase Plan.
(2)	The 2014 Equity Incentive Award Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2014 Equity Incentive Award Plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, equal to the lesser of (A) four percent (4%) of the shares of common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 11,125,000 shares of stock may be issued upon the exercise of incentive stock options.
(3)

The 2014 Employee Stock Purchase Plan contains an “evergreen” provision, pursuant to which the maximum number of shares of our common stock authorized for sale under the 2014 Employee Stock Purchase Plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, equal to the lesser of (A) one percent (1%) of the shares of common stock outstanding (on an as converted basis)

on the last day of the immediately preceding fiscal year and (B) such number of shares of common stock as determined by our Board; provided, however, no more than 2,166,666 shares of our common stock may be issued thereunder.
(4)	Includes 24,570 shares subject to option agreements pursuant to individual compensation arrangements.

INFORMATION ABOUT STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 30, 2015 for:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	each named executive officer as set forth in the summary compensation table above;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 30, 2015 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table is based on 24,896,511 shares of our common stock issued and outstanding on March 30, 2015. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Nevro Corp., 4040 Campbell Avenue, Menlo Park, California 94025 (after August 31, 2015, to our new address at 1800 Bridge Parkway, Redwood City, California 94065).

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Securities Exercisable Within 60 Days	Number of Shares Beneficially Owned	Percent
5% Stockholders:
Johnson & Johnson Development Corporation(2)	3,077,005	—	3,077,005	12.4%
Entities affiliated with Bay City Capital(3)	2,217,214	—	2,217,214	8.9%
Entities affiliated with Three Arch Partners(4)	2,210,569	—	2,210,569	8.9%
Novo A/S(5)	2,194,841	—	2,194,841	8.8%
AMV Partners II, L.P.(6)	1,685,340	—	1,685,340	6.8%
Entities affiliated with Aberdare Ventures(7)	1,615,273	—	1,615,273	6.5%
Entities affiliated with New Enterprise Associates(8)	1,367,649	—	1,367,649	5.5%
Named Executive Officers and Directors:

Michael DeMane(9)	802,729	67,503	870,232	3.5%
Andrew H. Galligan(10)	—	177,842	177,842	*
Rami Elghandour(11)	—	134,466	134,466	*
Frank Fischer(12)	59,000	4,238	63,238	*
Wilfred E. Jaeger, M.D.(4)(13)	2,210,569	4,238	2,214,807	8.9%
Ali Behbahani, M.D.(8)(14)	1,367,649	4,238	1,371,887	5.5%
Nathan B. Pliam, M.D.(3)(15)	2,217,214	4,238	2,221,452	8.9%
Shawn T McCormick	—	—	—	—
Brad Vale, Ph.D., D.V.M.	—	—	—	—
All 12 directors and executive officers as a group(16)	6,657,161	706,562	7,363,723	28.8%

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)	Represents shares of common stock held and options held by such individuals that were exercisable within 60 days of March 30, 2015. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after March 30, 2015.
(2)	As reported on Schedule 13G/A filed with the SEC on February 5, 2015. The board of directors of Johnson & Johnson Development Corporation (“JJDC”), which consists of Paulus Stoffels and Steven Rosenberg, has shared investment and voting control with respect to the shares held by JJDC and has delegated responsibility therefor to the management of JJDC to take such actions on behalf of JJDC. As such, no individual member of the JJDC board of directors is deemed to hold any beneficial ownership or reportable pecuniary interest in the shares held by JJDC. No individual representative of JJDC shall be deemed (i) a beneficial owner of, or (ii) to have a reportable pecuniary interest in, the shares held by JJDC. The address of JJDC is 410 George Street, New Brunswick, NJ 08901.
(3)	As reported on a Form 4 filed with the SEC on November 12, 2014. Consists of (a) 2,170,433 shares held by Bay City Capital Fund IV, L.P. (“BCCF”) and (b) 46,781 shares held by Bay City Capital Fund IV Co-Investment Fund, L.P. (“BCCF Co-Investment Fund”). Bay City Capital Management IV (“BCCM IV”) is the General Partner of BCCF, BCCF Co-Investment Fund and Bay City Capital LLC (“BCC”) is the Manager of BCCM IV. BCCM IV holds no shares of company stock directly and is deemed to have beneficial ownership of company stock owned by BCCF and BCCF Co-Investment Fund due to its role as a general partner of such funds. Investment and voting decisions by BCCM IV are exercised by BCC as manager. BCC holds no shares of stock directly. Due to its role as manager of BCCM IV, BCC is deemed to have beneficial ownership of shares deemed to be beneficially owned by BCCM IV. Nathan B. Pliam, M.D. is a Venture Partner of BCC and is currently a member of our Board. As a Venture Partner of BCC, Dr. Pliam disclaims beneficial ownership of all shares held by BCCF. The address of BCC is 750 Battery Street, Suite 400, San Francisco, CA 94111.
(4)	As reported on Schedule 13G/A filed with the SEC on February 17, 2015. Consists of (a) 2,162,814 shares held by Three Arch Partners IV, L.P. (“Partners”) and (b) 47,755 shares held by Three Arch Associates IV, L.P. (“Associates”). Three Arch Management IV, LLC (the “General Partner”) is the general partner of Partners and Associates. Wilfred E. Jaeger, M.D. is a managing member of the General Partner and a member of our Board. As the managing member of the General Partner he, together with Mark Wan, may be deemed to have voting and dispositive power over the shares held by Partners and Associates, and may be deemed to beneficially own certain of the shares held by Partners and Associates. Such persons and entities disclaim beneficial ownership of all shares held by Three Arch Partners IV, L.P. and Three Arch Associates IV, L.P. in which they do not have an actual pecuniary interest. The address of Partners and Associates is 3200 Alpine Road, Portola Valley, CA 94028.
(5)	As reported on Schedule 13G/A filed with the SEC on February 2, 2015. The board of directors of Novo A/S (“Novo”), a Danish limited liability company, which consists of Sten Scheibye, Gôran Ando, Jeppe Christiansen, Steen Risgaard and Per Wold Olsen, has shared investment and voting control with respect to the shares held by Novo and may exercise such control only with approval of a majority of the members of the Novo board of directors. As such, no individual member of the Novo board of directors is deemed to hold any beneficial ownership or reportable pecuniary interest in the shares held by Novo. The address of Novo is Tuborg Havnevej 19, 2900 Hellerup, Denmark.
(6)	As reported on Schedule 13G filed with the SEC on March 6, 2015. Accuitive Medical Ventures II, LLC (“Accuitive”) is the General Partner of AMV Partners II, L.P. (“AMV”) and Thomas Weldon, Charles Larsen, Anthony Lardo and Gordon Wyatt are the Managing Members of Accuitive. AMV has sole voting and dispositive power over the shares held by AMV, except to the extent that Accuitive and each of Messrs. Weldon, Larsen, Lardo and/or Wyatt may be deemed to have shared power to vote and dispose of such shares. Each of Messrs. Weldon, Larsen, Lardo and Wyatt disclaims beneficial ownership of all shares in which he does not have an actual pecuniary interest. The address of AMV is 2905 Premiere Parkway, Suite 150, Duluth, GA 30097.
(7)

As reported on Schedule 13G/A filed with the SEC on February 13, 2015. Consists of (a) 37,085 shares held by Aberdare Partners III, L.P. (“Aberdare Partners”) and (b) 1,578,188 shares held by Aberdare Ventures III, L.P. (“Aberdare Ventures”). Aberdare GP III, LLC is the general partner of Aberdare Partners and

Aberdare Ventures (together, “Aberdare III”). Paul H Klingenstein is the Managing Member of Aberdare GP III, LLC. Mr. Klingenstein may be deemed to have voting and dispositive power over the shares held by Aberdare III, and may be deemed to beneficially own certain of the shares held by Aberdare III. Mr. Klingenstein disclaims beneficial ownership of all shares held by Aberdare III in which he does not have an actual pecuniary interest. The address of Aberdare III is 235 Montgomery Street, Suite 1230, San Francisco, CA 94104.
(8)	As reported on Schedule 13G/A filed with the SEC on February 9, 2015. Ali Behbahani, M.D., a Partner at New Enterprise Associates 14, L.P. (“NEA 14”), is a member of our Board and has no voting or dispositive power with regard to any shares held by NEA 14 and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The shares directly held by NEA 14 may be deemed to be beneficially held by NEA Partners 14 L.P. (“NEA Partners 14”), the sole general partner of NEA 14, NEA 14 GP, LTD (“NEA 14 LTD”), the sole general partner of NEA Partners 14 and each of the individual directors of NEA 14 GP LTD. The individual directors of NEA 14 LTD are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Anthony A Florence, Jr., Patrick J. Kerins, Krishna “Kittu” Kolluri, David M. Mott, Scott D. Sandell, Peter Sonsini, Ravi Viswanathan and Harry R Weller. The address of NEA is 1954 Greenspring Drive, Ste. 600, Timonium MD 21093.
(9)	Consists of 626,199 shares held by Mr. DeMane, 124,533 held by The Michael F. DeMane 2012 Retained Annuity Trust u/a/d July 26, 2012, of which Mr. DeMane is a trustee, 51,997 shares held by The Michael F. DeMane 2013 Retained Annuity Trust, of which Mr. DeMane is a trustee and 67,503 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 30, 2015.
(10)	Consists of 177,842 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 30, 2015.
(11)	Consists of 134,466 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 30, 2015.
(12)	Consists of 59,000 shares of common stock, of which 25,925 shares are subject to repurchase upon termination of employment for cause as of March 30, 2015, and 4,238 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 30, 2015.
(13)	Includes 4,238 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 30, 2015.
(14)	Includes 4,238 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 30, 2015.
(15)	Includes 4,238 shares that may be acquired pursuant to the exercise of stock options within 60 days of March 30, 2015.
(16)	Includes 706,562 shares of common stock issuable upon the exercise of stock options within 60 days of March 30, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are Nevro stockholders may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or the Company that you no longer wish to participate in “householding.”

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: 4040 Campbell Avenue, Menlo Park, California 94025 (after August 31, 2015, to our new address at 1800 Bridge Parkway, Redwood City, California 94065) or (3) contact our Investor Relations manager, Westwicke Partners, Lynn Pieper, by telephone at (415) 202-5678. Stockholders who currently receive multiple copies of this Proxy Statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the Form 10-K, Proxy Statement, Proxy Card or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the Annual Meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in the discretion of the proxy holder.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by a Nevro stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to the Corporate Secretary, 4040 Campbell Avenue, Menlo Park, California 94025 (after August 31, 2015, to our new address at 1800 Bridge Parkway, Redwood City, California 94065).

By Order of the Board of Directors

/s/ MICHAEL DEMANE
Michael DeMane
Chairman of the Board of Directors and Chief Executive Officer

April 16, 2015

NEVRO CORP. 4040 CAMPBELL AVENUE MENLO PARK, CA 94025
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY
For All Withhold All For All Except
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors
Nominees
01 Michael DeMane 02 Nathan B. Pliam, M.D. 03 Brad Vale, PhD., D.V.M.
The Board of Directors recommends you vote FOR the following proposal:
For Against Abstain
2 To ratify the selection, by the Audit Committee of the Company’s Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2015
NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
For address change/comments, mark here.
(see reverse for instructions)
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date
0000244088_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .
NEVRO CORP.
Annual Meeting of Stockholders May 28, 2015 9:30 AM
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Michael DeMane and Andrew H. Galligan, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NEVRO CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 09:30 AM, PDT on May 28, 2015, at 140 Scott Drive, Menlo Park, CA 94025, and any adjournment or postponement thereof, on all matters set forth on the reverse side and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Address change/comments:
(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side
0000244088_2 R1.0.0.51160